UNITED STATES
SECURITY AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE STUDIO ZONE, INC.

Nevada (State or Jurisdiction of Incorporation or Organization)	5499 (Primary Standard Indistrial Classification Code Number)	_____________98-0470941_________ (IRS Employer Identification Number)

20313 93rd Avenue
Langley, B.C. V1M 2M7
Canada
(604) 513-8681
(Address and Telephone Number of Principal Executive Offices)

CSC Services of Nevada, Inc.
502 E. John Street
Carson City, NV 89706
(775) 882-3072
(Name, Address and Telephone Number of Agent for Service)

Copy of all Communications to:
Wade D. Huettel, Esq.
3580 Utah Street
San Diego, CA 92104
(619) 892-3006

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is deemed effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class of Securities To Be Registered	Number of Units/Shares To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee

Common Stock	1,600,000	0.05	$80,000	$188.32

(1) Based on the last sales price on September 30, 2005.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the  Securities Act.

PROSPECTUS

THE STUDIO ZONE, INC.

 1,600,000 SHARES OF COMMON STOCK
________________________________

This prospectus relates to the resale by certain selling stockholders of up to 1,600,000 shares of common stock of The Studio Zone, Inc. issuable to the selling stockholders:

Before this offering, there has been no public market for the common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have the shares of common stock quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is, however, no assurance that the shares will ever be quoted on the Bulletin Board.

We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 9 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 20, 2005.

TABLE OF CONTENTS

PAGE NUMBER
PROSPECTUS SUMMARY	5
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	11

THE OFFERING	5
USE OF PROCEEDS	5
SELLING SHAREHOLDERS	13
CIRCUMSTANCES UNDER WHICH THE SELLING STOCKHOLDERS ACQUIRED SECURITIES	13
PLAN OF DISTRIBUTION	14
LEGAL PROCEEDINGS	15
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
DESCRIPTION OF COMMON STOCK	17
LEGAL MATTERS	18
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	18
INTEREST OF NAMED EXPERTS AND COUNSEL	18
EXPERTS	18
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18
DESCRIPTION OF BUSINESS	19
MANAGEMENT'S DISCUSSION AND ANALYSIS	23
DESCRIPTION OF PROPERTY	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	28
DIVIDEND POLICY	28
EXECUTIVE COMPENSATION	29
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	29
FINANCIAL STATEMENTS	30
INDEMNIFICATION OF DIRECTORS AND OFFICERS	37
OTHER EXPENSES	37
RECENT SALES OF UNRESTRCTED SECURITIES	37
EXHIBIT INDEX	38
UNDERTAKINGS	39
SIGNATURES	40

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision, including the information presented under the heading “Risk Factors” and the consolidated financial statements and related notes appearing at the end of this prospectus. Unless otherwise indicated or the context otherwise requires, in this prospectus: references to “The Studio Zone,” the “Company,” “we,” “us” and “our” are to The Studio Zone, Inc.” This summary highlights information contained elsewhere in this prospectus. Each reader is strongly encouraged to read the entire prospectus carefully prior to making any investment decision.

Overview

The Studio Zone, Inc. was incorporated on July 9, 2004 in the State of Nevada. The Company acquired all assets, liabilities, rights and obligations of The Studio Zone Fitness Center, Inc., originally operating as a sole proprietorship until its incorporation on or about August 9, 2005 under the laws of the Province of British Columbia, Canada. The Company maintains its corporate headquarters and flagship “Studio” in Langley, B.C., Canada.

Principally, the Company caters to the individual seeking physical, mental and spiritual well-being—a truly priceless health advantage—by offering an array of services and products focused on providing a transition to a healthier lifestyle by non-traditional means. The Company’s focus is to provide the customer with a full-service, state of the art facility offering instruction in yoga, pilates and other related methods, a boutique stocked with the latest training aides, apparel and nutritional foods and beverages, and the planned opening of a café for those simply seeking a place of refuge or relaxation.

In order to serve and exploit the shift and growth in the health and fitness industry in the United States and Canada from traditional forms of exercise to more non-conventional disciplines with less risk of injury, the Company has designed and implemented a specialized full-service fitness facility offering instruction in a myriad of non-conventional methods to meet the rising wellness and fitness demand. While the Company plans to open 12 fitness centers (“Corporate Studios”) over the course of the next year located in major metropolitan cities throughout the United States and Canada, the Corporate Studios are designed primarily to further the Company’s franchising marketing program and as an additional source of revenue. Additionally, by and through contracts with small to medium sized vendors, the Company will continue to develop, promote and retail its own private label clothing and training aides, as well as nutritional foods and beverages. The Company’s objective is to choose the right strategic partners to allow it to leverage its investment and transplant it into areas throughout the United States and Canada by and through franchising.

The Company provides an opportunity for growth through its franchising and marketing program. The Company will strive to cater to the complete wellness and fitness needs of everyone, not just a select few.

The Offering

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,600,000 shares of our common stock issued to selling stockholders. The selling stockholders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling stockholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution.”

Number of Shares Outstanding

There were 1,600,000 shares of our common stock issued and outstanding as at September 30, 2005.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholder. We will, however, incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The following selected consolidated financial data has been derived from our consolidated financial statements. The information below should be read in conjuncture with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and related notes. The following information is presented as of and for the six month period ending June 30, 2005 and for the year ended December 31, 2004.

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Revenue	5,301	-
Operating Expenses	30,487	-
Net Loss	(25,185)	-
Current Assets	441	-
Total Assets	441	-
Current Liabilities	75,478	45,983
Total Liabilities	75,478	45,983
Stockholders’ Deficit	(75,037)	(45,983)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may impair our business. Any adverse effect on our business, financial condition, or results of operations could result in a decline in the trading price of our common stock and the loss of all or part of your investment.

Risks Related to our Business and Industry

WE HAVE A LIMITED OPERATING HISTORY AND CANNOT ASSURE THAT OUR BUSINESS WILL BE PROFITABLE OR THAT OUR BUSINESS STRATEGY CAN BE IMPLEMENTED EFFECTIVELY, WHICH RAISES SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The Studio Zone, Inc. was recently formed and has a very limited operating history and a lack of significant assets. Our prospects are subject to the substantial risks, expenses and difficulties frequently encountered in the establishment and growth of a new business in the health and fitness industry, which is characterized by a significant number of market entrants and intense competition, as well as the various risk factors described herein. Accordingly, we may incur losses in the future as a result of the implementation of its business strategy, even if revenues increase significantly. We can provide no assurance that our business strategy will prove successful or that we will be profitable in the future. These factors raise substantial doubt as to our ability to continue as a going concern should we not be able to execute our acquisition plan.

The application of the going concern concept is dependent upon our ability to receive continued financial support from external investors and attain profitable operations through our operational and expansion strategy. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Management plans to obtain equity and debt financing from external investors and to actively pursue profitable expansion and acquisitions.

There can be no assurance that management's plan will be successful. Failure to obtain the support of additional external investors to finance our acquisition strategy will impair our ability to continue as a going concern.

RISKS RELATING TO OUR EXPANSION STRATEGY

A primary element of our business strategy is the development and expansion of our fitness centers and it is likely that we will require outside financing (debt or equity) in connection with any future acquisitions, in connection with the expansion of business through non-acquisition means, as a result of any future operating losses, or to provide working capital for general corporate purposes.  There can be no assurance that any such required financing will be available or, if available, on terms attractive to us.  Any third party financing obtained may result in dilution of the equity interests of our shareholders. In the event that we are unable to obtain financing on favorable terms, we may not be able to successfully implement our business plan and its financial condition and results of operations would be adversely affected.

PURSUIT OF OUR ACQUISITION STRATEGY COULD RESULT IN UNFORESEEN LOSSES AND DIVERSION OF TIME AND RESOURCES.

A primary element of our business strategy will be the pursuit of strategic acquisition opportunities for the purpose of expanding, complementing and/or diversifying business. Such strategic acquisitions are likely to continue to comprise an element of our business strategy for the foreseeable future.  However, we can provide no assurance that we will be able to identify, finance and complete additional suitable acquisitions on acceptable terms, or those future acquisitions will be successful.  Failure to add services may result in a failure to realize operating efficiencies and economies of scale and could prevent us from obtaining the sales volume necessary to most effectively entice clients. This, in turn could, hinder our profitability.

In addition, any future acquisitions could divert management’s attention from the daily operations t and otherwise require additional management, operational and financial resources.  Acquisitions may also involve a number of other risks, including adverse short-term effects on operating results, dependence on retaining key personnel and customers, and risks associated with unanticipated liabilities or contingencies.

UNCERTAINTY OF COMMERCIAL SUCCESS MAY AFFECT OUR ABILITY TO REMAIN IN BUSINESS

With respect to our revenue and profitability prospects, we may not be able to achieve commercial success with our services. Furthermore, the health and fitness industry is characterized by rapid change and growth. Accordingly, we may not be able to keep up with the pace of change or fund its growth. If we fail to achieve commercial success, we will continue to suffer net losses and we will have to go out of business.

COMPETITION MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS

We are subject to competition from other companies, most notably national and regional health and fitness centers, including those specializing in alternative fitness methods, with similar products and/or services. Although some of these competitors have a significant share of the health and fitness market, the Company’s goal is to target that portion of the population seeking instruction in non-conventional forms of exercise such as yoga and pilates. Our prospects, though, may be adversely affected by our competition as most all health and fitness centers are now offering instruction in the areas that will be our primary focus. The introduction of similar or superior products and services by current or future competitors could have a material adverse effect on our business and financial condition.

GOVERNMENT REGULATION

The health and fitness industry is subject to extensive government regulation and changes in these regulations could have a negative effect on our financial condition.

The Company’s operations and business practices are subject to federal, state and local government regulations in the various jurisdictions in which our fitness centers are located and where our products and/or services are sold, including:

•
general rules and regulations of the Federal Trade Commission (the "FTC"), state and local consumer protection agencies and state statutes that prescribe provisions of membership contracts and that govern the advertising, sale, financing and collection of membership fees and dues;

•	state and local health regulations; and

•	federal regulation of health and nutritional products.

As it becomes necessary, we make minor adjustments to our operating procedures to remain in compliance with applicable laws. Presently, the Company’s operations are in material compliance with all applicable statutes, rules and regulations of each jurisdiction in which we operate. Our failure to comply with statutes, rules and regulations may result in fines or penalties. These may include regulatory or judicial orders enjoining or curtailing aspects of the Company’s operations. It is difficult to predict the future development of such laws or regulations, and although we are not aware of any proposed changes, any changes in such laws could have a material adverse effect on our financial condition and results of operations.

To date, the Company has not been named as a defendant in any lawsuits, and, therefore, the Company’s operations and financial condition has not been affected by any legal proceeding. However, we cannot assure you that we will never be named as a defendant and/or that we will be able to successfully defend or settle all pending or future purported individual and/or class action claims, and our failure to do so may have a material adverse effect on our operations and/or financial condition.

PRODUCTS & SERVICES

The Company’s products and services may not generate positive cash flow; therefore, directly impacting the Company’s operations and financial condition in the future.

Although the Company has implemented a number of business initiatives to capitalize on our array of products and services, infrastructure, member base and franchising program, the success of these business initiatives in the future will have a direct impact on our operations, financial condition and ability to generate cash flow. These initiatives primarily focus on selling products and services to our members within our fitness centers and promoting the Company’s franchising program. However, we cannot predict whether the Company will be able to generate revenues from any of these new business initiatives in the future and, in fact, these business initiatives may not be successful in the future. We have limited experience in marketing products and services to our members. The sale and marketing of products, services and the franchising program involve significant risk of competition. If the Company is unable to successfully sell and market its products, services and franchising program, or to successfully compete in the health and fitness industry, then the Company may be forced to cease operations.

HEALTH & FITNESS INDUSTRY

The Company may not be able to effectively compete in each the market for each of our products and services in the future.

The health and fitness club industry is, and likely will remain, highly competitive. Within each market in which the Company operates, the Company competes with local and national fitness centers, physical fitness and recreational facilities established by local governments, the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. Although the Company’s focus will primarily be on promoting non-traditional forms of exercise such as yoga and pilates, we still, nevertheless, will compete with all the fitness centers detailed above. The Company’s Boutique and Café also compete with similar type businesses for the discretionary income of our target markets. The Company may not be able to continue to compete effectively in each of these markets in the future. Additionally, competitive conditions may limit our ability to maintain or increase pricing of membership fees, perhaps even adding initiation fees, and may impact our ability to attract new members.

As we pursue planned business initiatives, particularly the sale of the Company’s products and services, and marketing of the Company’s franchising program, we will be competing against large, established companies with more experience. In some instances, our competitors may have substantially greater financial resources than us. We may not be able to compete effectively against these companies.

TRADEMARK PROTECTION

The Company’s trademarks and trade names may be misappropriated or subject to claims of infringement.

We attempt to protect our trademarks and trade names through a combination of trademark and copyright laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. However, the Company’s failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

MANAGEMENT & KEY PERSONNEL

If we do not retain our key personnel or fail to attract and retain other highly skilled employees, the Company’s business operations and financial condition will suffer.

The success of our business is heavily dependent on the leadership of our key management personnel, including: Lynn Wahl, Chief Executive Officer, Christine Hardy, Rachel Bood and Susan Terry. While we intend to enter into customary employment agreements with each of them, to the extent not already done, the loss of any of their services would be detrimental and could have a material adverse effect on the business, financial condition and results of the Company’s operations. If any of these persons were to leave, it might be difficult to replace them, and we cannot assure you that we can attract and retain sufficient qualified personnel to meet our business needs. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified managerial personnel and our failure to do so could have a material adverse effect on the business, financial condition and results of operations.

LEGAL PROCEEDINGS

The Company could be subject to claims related to health or safety risks at our clubs.

Use of our clubs creates some potential health or safety risks to members or guests through the use of our services and facilities. The Company cannot guarantee that claims against the Company by members or their guests will not be filed and/or asserted, or that the Company would be able to successfully defend any such claim. We also cannot assure you that we will be able to maintain our general liability insurance on acceptable terms in the future or that such insurance will provide adequate coverage against potential claims.

BROAD DISCRETION AS TO USE OF PROCEEDS; POTENTIAL CHANGE IN USE OF PROCEEDS

Substantially all of the anticipated net proceeds of this Offering are allocated to working capital and other corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of this Offering. Purchasers of the Securities offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend. The Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. No assurance can be given that any such agreements will result in additional revenue or net income for the Company.

Notwithstanding its plan to develop its business as described in this Confidential Memorandum, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate or changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. No assurance can be given that any such businesses can or will be profitably operated.

THE RESULTS OF RESEARCH AND DEVELOPMENT EFFORTS ARE UNCERTAIN AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THE MARKETPLACE

The Company will have to make significant research and development expenditures for certain products and services to remain competitive. While we perform extensive testing of new products, the products we are currently developing or may develop in the future may not be successful. If these approaches are not successful, the resulting products and/or services may not achieve market acceptance and these products may not compete effectively with products of competitors currently in the market or introduced in the future. If we are unsuccessful in the marketplace, it will affect our ability to remain in business.

OUR AUDITORS HAVE EXPRESSED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN WHICH MAY RESULT IN THE LOSS OF YOUR ENTIRE INVESTMENT

As discussed elsewhere in this Confidential Memorandum, we have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. Notwithstanding either management undertaking to reduce costs or raising funds through private placement, we cannot assure you that management's efforts will lead us to profitability, nor can we provide any assurance that we can continue raising funds on acceptable terms. As a result, our ability to continue to operate as a going concern will depend on our ability to raise working capital and further streamline our operations and/or increase sales of the Company’s products and services. Our failure in any of these efforts may materially and adversely affect our ability to continue as a going concern. If the Company discontinues any portion of its operations, Investors in the Company may loose any and all invested funds.

In preparing our audited financial statements, our auditors have expressed doubts about our ability to continue as a going concern. If we discontinue operations, you will lose your entire investment.

MANAGEMENT'S OTHER ACTIVITIES MAY CONFLICT WITH OVERSIGHT OF THE COMPANY.

Certain of the officers of the Company may be required to devote a portion of their time to other business activities and personal investments. In addition, certain members of our management may serve as managers of other businesses or entities. This may create conflicts of interest with respect to the allocation of time. We will attempt to resolve these conflicts in a manner that does not disrupt the operations. However, to the extent that one or more members of the Company's management team are unavailable to us operations may be materially and adversely affected.

THE MARKET FOR OUR COMMON STOCK IS VOLATILE AND IT TRADES ON LOW VOLUME WHICH COULD MAKE OUR SHARES DIFFICULT TO VALUE AND ILLIQUID.

The common stock of The Studio Zone being registered will be traded on the OTC Bulletin Board. The trading volume of the Company’s common stock may be limited and sporadic, and the stock prices may be volatile. As a result of the limited and sporadic trading activity, the quoted price for our common stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The price at which the common stock will trade may fluctuate as a result of a number of factors, including, without limitation, quarterly variations in operating results and actual or anticipated announcements of new products, positive or negative announcements by competitors as well as the number of shares available for sale in the market. In addition, sales by our current stockholders, under Rule 144 or other exemption from the Securities Act, if available, or pursuant to an effective registration statement, could have a depressive effect on the price of the Common Stock.

RISKS ASSOCIATED WITH LOW-PRICED SECURITIES MAY AFFECT THE MARKET VALUE OF OUR STOCK.

Our common stock may be subject to rules promulgated by the SEC relating to “penny stocks,” which generally apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ Small-Cap or National Market Systems, trade at less than $5.00 per share or those that do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our Common Stock and may affect any secondary market for the Common Stock. These rules could also hamper our ability to raise funds in the primary market for our Common Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans and objective of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation thereon or similar terminology or expressions.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	our ability to fund future growth and implement our business strategy;
•	demand for and acceptance of our membership programs;
•	our ability to develop and expand the market for our programs;
•	growth and market acceptance of the alternative health industry;
•	competition in the health industry and our markets;
•	our ability to attract and retain qualified personnel and marketing representatives;
•	legislative or regulatory changes in the healthcare industry;
•	the condition of the securities and capital markets;
•	general economic and business conditions, either nationally or internationally or in the jurisdictions in which we are doing business;

and statements of assumption underlying any of the foregoing, as well as any other factors set forth under the caption "Risk Factors" on page 2 of this prospectus and "Management's Discussions an Analysis of Financial Condition and Results of Operation" below.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and subscription agreements held by these selling stockholders. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable pursuant to the convertible promissory notes is based on the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable pursuant to convertible promissory notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

Unless otherwise indicated, none of the other selling stockholders have held any position or office within our company, nor have they had any other material relationship with us in the past three years, other than in connection with transactions pursuant to which the selling stockholders acquired convertible notes and warrants. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

Certain of the individuals listed below received the shares offered hereby in connection with the merger described under the caption “Description of Business - Merger.” In connection with the merger, we agreed to prepare and file at our expense, as promptly as practical, a registration statement with the Securities and Exchange Commission covering the resale of the shares received in the merger by the individuals listed below.

The following table sets forth, to the Company’s best knowledge and belief, with respect to the selling security holders:

•	the number of shares of common stock beneficially owned as of June 2, 2005 and prior to the offering contemplated hereby,

•	the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus,

•	the number of shares owned by each selling security holder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

•	the percentage of shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby, and

•
in notes to the table, additional information concerning the selling security holders including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

Selling Shareholders

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholders Account(1)	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Leighton Dean	40,000	40,000	-	-
Melissa Dean	40,000	40,000	-	-
Robert Dean	40,000	40,000	-	-
Trisha Dean	40,000	40,000	-	-
Patricia Dean	40,000	40,000	-	-
Michael Anderson	40,000	40,000	-	-
Mykel Neilsen	40,000	40,000	-	-
Elaine Grayston	40,000	40,000	-	-
Dave Backie	40,000	40,000	-	-
Jennifer Backie	40,000	40,000	-	-
Mark Eshleman	40,000	40,000	-	-
Nicole Eshleman	40,000	40,000	-	-
Dave Hawkes	40,000	40,000	-	-
Marline Hawkes	40,000	40,000	-	-
Dusko Cvijic	40,000	40,000	-	-
Pavel Doukhine	40,000	40,000	-	-
Ken Hinton	40,000	40,000	-	-
Michael Hinton	40,000	40,000	-	-
Louise Hinton	40,000	40,000	-	-
James Hinton	40,000	40,000	-	-
Shane Stewart	40,000	40,000	-	-
Suzie Lafferty	40,000	40,000	-	-
Josh Lafferty	40,000	40,000	-	-
Bill Platis	40,000	40,000	-	-
Ben Kirk	40,000	40,000	-	-
John Kirk	40,000	40,000	-	-
Vanessa Kirk	40,000	40,000	-	-
Robert Larocque	40,000	40,000	-	-
Jason English	40,000	40,000	-	-
David Pride	40,000	40,000	-	-
Laura Jane Nelson	40,000	40,000	-	-
Brad Nelson	40,000	40,000	-	-
Sam Alderson	40,000	40,000	-	-
Joslyn Alderson	40,000	40,000	-	-
Dan Baxter	40,000	40,000	-	-
Mitz Lehner	40,000	40,000	-	-
Pete Glover	40,000	40,000	-	-
Curt Lehner	40,000	40,000	-	-
Lisa Lehner	40,000	40,000	-	-

(1)  The percentage of outstanding shares is based on 1,600,000 shares of common stock outstanding on  September 30, 2005, together with shares deemed beneficially owned by each such stockholder. Beneficial  ownership is determined in accordance with the rules of the Securities and Exchange Commission and  generally includes voting or investment power with respect to securities. Shares of common stock that may  be obtained within 60 days of September 30, 2005 are deemed to be beneficially owned by the person  holding such securities that are convertible or exchangeable into shares of common stock for the purpose of  computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of  computing the percentage ownership of any other person.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;

•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Position Held with the Company	Age	Date First Elected or Appointed
Lynn Wahl	Chief Executive and Financial Officer, and Chairman	37	July 2004
Adelle Thoms	Secretary	57	July 2004
Christine Hardy	VP, Pilates Division	37	July 2004
Rachel Bood	VP, Dance Division	27	July 2004
Susan Terry	VP, Yoga Division	39	July 2004

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Lynn Wahl

Lynn is the founder of The Studio Zone and has over 20 years experience in all aspects of dance and fitness facilities.  Ms. Wahl's experience in managing a fitness facility includes hiring staff, training staff, organizing all aspects of the business, payroll and gross projections, sales, marketing, client services and accounting.

Christine Hardy

Christine started in the Fitness Industry approximately 12 years ago. Her experience includes teaching a variety of fitness programs and group classes all over the lower mainland and at various gyms and community centers. Christine always has a large following of students very dedicated to her special and unique style of teaching. She discovered about 6 years ago that Pilates was definitely where she wanted to further her training and certification, and proceeded to do just that. Christine now puts all her focus and unique teaching style into her pilates programs and has a very strong following of dedicated students whom are feeling and seeing the great results.

Rachel Bood

Rachel started dancing at the age of 2. Her extensive experience in Ballet, Tap, Jazz, Modern, Lyrical, Musical Theatre and Hip Hop has taken her on a personal journey of self expression and exposed a passion to share her knowledge with others. Rachel has been teaching for 10 years and completed her Modern/Jazz advanced associates exams through A.I.D.T with honors. Her students have excelled in competitions throughout Vancouver Island and the Lower Mainland. She has won choreography awards as well as the overall excellence and 1st place Diamond Choreography awards from American Dance Awards. Rachel works hard to bring the upbeat world of dance to all age levels in a comfortable and caring environment while challenging both mind and body to create a lasting love of dance.

Susan Terry

Susan started studying Hatha and Ashtanga yoga about 5 yrs ago and quickly grew to love the amazing results she felt from a regular practice. She went on to obtain a certification in Ashtanga yoga and continues to study, while teaching her students all she can to help them balance and bring an inner peace to their own lives.

Family Relationships

There are no family relationships between any of our company's directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 17, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address	Shares Beneficially Owned (1) (2)	Percent of Class
Lynn Wahl	112,000	6.1%
Adelle Thoms	112,000	6.1%

(1)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of the registration statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are exercisable within 60 days of the date of this registration statement have been exercised. Unless otherwise indicated, the company believes that all persons named in the table have voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	The shares referenced herein are as reflected in the records of the Registrant on October 17, 2005.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of The Studio Zone, Inc.

DESCRIPTION OF COMMON STOCK

General

The Company’s authorized capital consists of 20,000,000 shares of Common Stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all maters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights, which means, that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors.

Subject to the right of holders of any outstanding preferred sock, the holders of outstanding shares of common stock are entitled to dividends and other distributions, as may be declared from time to time by our Board of Directors from legally available funds. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of commons tock are entitled to a pro rata share in any distribution available to holders of common stock. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Dividend Policy

The Company never paid any cash dividends on our common stock. We plan to retain all future earnings to support our operations and to finance the development and growth of our business. Therefore, we do not expect to pay cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at our Board of Directors discretion and will depend on our results of operations, financial condition, capital requirements and other factors that our Board of Directors considers relevant.

Plan of Distribution

The Units of our common stock were offered on a "best efforts" basis. The Offering period terminated on September 30, 2005.

The Units were offered at a price of $2,000 per Unit, solely to "accredited investors" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or to non-accredited investors who are otherwise qualified investors as determined by us based on the circumstances of the investor and the amount of the subscription he or she intends to make. The minimum subscription was $2,000; however, the Company did reserve the right to accept subscriptions for a fractional Unit, although no such Units were actually sold. The purchase price for the Units was paid in cash upon subscription.

In the Offering, the Company expressly reserved the right to conduct additional financings in the future. Any such additional financings may be conducted on terms that are more or less favorable to investors than the terms of this offering.

Exemption from Registration and Restrictions on Transferability

The shares of our common stock offered were not registered under the Securities Act as the Offering was completed in reliance on the exemption from such registration provided by Section 4(2) of the Securities Act and Regulation D thereunder. In order to establish the availability of such exemption, the Company, among other exemptions, relied on Regulation D under such Securities Act, which provides that an offering made in accordance with all its conditions is deemed exempt from such registration.

The availability of such exemptions was also dependent, in part, upon the "investment intent" of the investors. The exemptions would not have been available if an investor were purchasing the shares with a view to redistributing them. Accordingly, each investor, when executing the Subscription Agreement, was required to acknowledge that his or her purchase is for investment, for his or her own account, and without any view to the sale of the shares of our common stock, except pursuant to an effective registration statement under the Securities Act or a valid exemption from the registration requirements of the Securities Act.

In addition, since each purchaser acquired shares of restricted stock in a company that is not publicly-traded, a purchaser must be prepared to bear the economic risk of an investment for an indefinite period of time. An investor in the Offering, pursuant to the Subscription Agreement and applicable law, will not be permitted to transfer or dispose of our shares of common stock unless they are registered or unless such transaction is exempt from registration under the Securities Act and other applicable securities laws, and in the case of a purportedly exempt sale, such investor provides (at his own expense) an opinion of counsel satisfactory to us such exemption is, in fact, available. The certificates representing the shares purchased in the Offering will bear a legend relating to such restrictions on transfer.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders was passed upon by the Law Office of Wade D. Huettel, Esq.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with any of our accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In January 2005, we appointed the firm of Armando Ibarra, C.P.A. (the “Ibarra Firm”) as the independent accounting firm engaged as the principal accounting firm to audit our financial statements for the year ended December 31.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2004 filed with this prospectus and registration statement have been audited by the Ibarra Firm, as set forth in their report accompanying the consolidated financial statements. The financial statements referred to above are included herein in reliance upon such reports given upon the authority of the firm as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, a director or officer of the Company shall not be personally liable to the Company or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of The Studio Zone) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. The Company believes that the indemnification provisions in its Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF BUSINESS

Forward Looking Statements

This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes. Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. Our estimates were based on our historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Our critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments, are outlined below in‘‘—Critical Accounting Policies,’’ and have not changed significantly.

In addition, certain statements made in this report may constitute “forward-looking statements”. These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specifically, 1) our ability to obtain necessary regulatory approvals for our products; and 2) our ability to increase revenues and operating income, is dependent upon our ability to develop and sell our products, general economic conditions, and other factors. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected-in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

THE STUDIO ZONE, INC.’S BUSINESS OBJECTIVES

PRODUCTS & SERVICES

Our fitness center studios provide a platform for the delivery of our private label products, customized fitness services and café services to our fitness-conscious members. By integrating personal training, private-label products, and Fitness Café into our core operations, The Studio Zone, Inc. is positioned to become an outlet prepared to meet all of our members' wellness and fitness needs.

♦
Customized Fitness Services. We will offer fee-based personal instruction in various non-traditional disciplines in each of our clubs. As our franchising program excels, we will integrate personal training services into our membership programs to assist our fitness-conscious members meet their goals.

♦
Flexible Approach. As locally owned, existing fitness centers purchase franchise rights and implement our Prototype Studio, we will revise our approach to marketing and expand our private label products and fitness services available to members based on models that we consider will generate increased cash flow. As the demand for our business and services continues to increase, it is our belief that we can expand on our present line of products and services to meet the ever-changing needs of our members.

♦
Private-Label Products. In order to increase awareness on our identity, the Company will develop a full line of The Studio Zone, Inc. products, including training aides, apparel, and nutritional foods and beverages. Several of these products will be integrated into our membership programs in order to assist members in meeting nutritional goals as they start their fitness program. As a policy, we require manufacturers and suppliers of our products to adhere to quality control specifications in addition to those imposed by any local, state or government agencies.

♦
Fitness Café. Once open, the Company’s Fitness Café will offer ready-to-drink meal replacement shakes and drinks, energy bars, snack bars, high protein bars, weight loss products, multi-vitamins and meal replacement powdered drinks. The Company’s Fitness Café is also expected to include a juice bar that provides only natural fruit juice drinks enhanced with nutritional products.

♦
Fitness Boutique. Our members provide a captive market of fitness conscious consumers. Our Fitness Boutiques have been designed to provide products most needed by our members before, during and after their workout. Our Boutiques offer workout apparel, training aides and other related products.

♦
Wellness Program. The Studio Zone’s Wellness Program is customized to an individual's unique metabolism by determining specific calorie needs based on an individual's resting metabolic rate and specific weight goals.

♦
Health Coverage—Existing Contracts. As a value added service to membership, we offer each of our customers an option to purchase health discount packages through AWR, Inc. This service is particularly of interest to our members who do not have health insurance as it offers reduced fee health care. Members are able to choose from a premium subscription at a cost of $45.00 per month, or a lower option at a cost of $30.00 per month. These fees are much lower than the cost of any monthly health care insurance premium and allow the subscribing member to access an extensive network of health care professionals at a reduced and pre-negotiated cost.

STATE OF THE ART FACILITIES

All of our fitness centers are located in city centers. All of our Prototype Studios are relatively the same in size, space distribution and feel. However, our Corporate Studios are approximately 50% larger than our Prototype Studios since we devote considerable amount of marketing into these studios to assist in the growth and implementation of our franchising program. All of our fitness centers are equipped with only state-of-the-art studios and equipment available for customers to rent. All personnel working at any Corporate or Prototype Studio is required to complete a comprehensive in-house training program.

Our Corporate and Prototype Studios are geared toward meeting the needs of our members. Therefore, particular services may vary from studio to studio. Our Prototype Studio tends to range from 2,750 to 3000 square feet, while our Corporate Studios range from 4,000 to 4,250 square feet. The Prototype Studio is designed to cost less to construct and maintain than our Corporate Facilities, but still has the capacity to accommodate a significant amount of members. Generally, excluding the franchising fee, out Prototype Studios require an investment of approximately $25,000 in start-up and/or tenant improvement costs.

MEMBERSHIP PLANS

Our prospective members are able to choose from numerous membership plans to meet their needs. Each available membership plan allows members to access all of our other fitness centers. However, the plans do offer prospective members different products and services as part of their membership. Occasionally, we have special membership promotions that limit a member’s access to a single fitness center and to certain days and non-peak hours. Through our electronic billing system, we are able to offer our members a variety of different payment options. As part of plan for growth and expansion, we have eliminated initiation fees.

Our membership fees generally range from $500 to $1,500, with the average being $750.00. The membership fee is based entirely on the following factors:

♦	The membership plan selected.
♦	Additional products and services chosen as part of the membership plan.
♦	Availability of sales and/or marketing promotions.
♦	Type of club joined, Corporate or Prototype Studio.

In addition to not charging initial initiation fees, the Company’s members may purchase items at our Fitness Boutique and Fitness Café at reduced prices.

Our Corporate Studios offer membership plans with additional incentives, such as a monthly allowance for use at our Boutique and Café.

MARKET ANALYSIS

Market Overview

The fitness industry has benefited from several key growth drivers, including increased focus on health and physical fitness and numerous publications emphasizing the importance of health and fitness. Accordingly, research studies in the health and fitness club industry indicate that the number of people seeking healthier lifestyles is increasing annually. In fact, a recent study suggests that more than 41.1 million people will be members of a health and/or fitness facility in the United States by 2006. Numerous factors have converged to spurn the growth of the health and fitness market, including but not limited to, an increased membership by women, increased awareness of the link between exercise and good health, and, in particular, increased interest and shift in the market to non-traditional or alternative methods of achieving a healthier lifestyle through disciplines such as yoga and pilates.

In fact, there are approximately 17,000 fitness facilities in the United States alone, and over 33 million members. The industry's compound annual growth rate of revenues was 8.2% from $6.5 billion in 1993 to $12.2 billion in 2001, and its compound annual growth in the total number of clubs increased at a rate of 4.8%, from 11,655 in 1993 to 16,983 in 2001. The demand for club memberships rose in the same period at a faster pace than supply, as memberships increased at a compound annual growth rate of 5.0% from 22.9 million in 1993 to 33.8 million in 2001.

Although the fitness industry benefits from tremendous growth over the last several years, the industry remains fragmented with less than 10% of commercial health clubs in the U.S. owned and operated by companies that own more than 25 clubs.

As competition increases and the growth and shift in the health and fitness market occurs, it has become necessary to offer products and services that are available to a larger segment of the population. After evaluating the market, the Company’s business model targets this market and is geared to provide an opportunity for profitability for the following reasons:

•	High Revenue From Membership. Serious practitioners of yoga and other related disciplines spend approximately $1,500.00 a year on instruction, apparel and equipment.
•	Boutique Growth Potential. Providing customers with lower cost-brands that are high-quality.
•
Market Growth Potential. More than 12% of the U.S. population is interested in yoga. To this end, a recent survey revealed that more than 35.3 million people would try yoga during the course of the next year. Additionally, roughly 4.7 million Americans take Pilates, with the number increasing almost daily.

•	The Studio Zone’s Opportunity. The Company is positioned to offer a variety of products and services, providing its members with the flexibility to maximize their fitness allocated time.
•
The Studio Zone’s Capability to provide Additional Services.  The Company is well-equipped to provide additional services requested by its customers. In addition, the Company has developed a system that allows it to address issues that may arise related to its products and/or services.

Competition

The Company is prepared to meet all of the needs of its members, from fitness to proper dieting. We strive to be an operator of franchise fitness centers located throughout North America. The Company will compete with other similar non-traditional fitness centers, as well as conventional physical fitness and recreational facilities. We also compete, to some extent, with boutiques and/or sporting goods stores and cafés. Future competitive factors may emerge which may lessen our ability to compete as effectively.

We believe competition has increased to some extent in certain markets, reflecting the public's enthusiasm for fitness. The Company, however, has developed membership plans that are affordable and we have the flexibility to be responsive to economic conditions.

Our pursuit of new business initiatives has us competing against large, established companies with more experience selling products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than we have. We may not be able to compete effectively against these established companies.

The following charts provide an overview of the amount of classes typically offered by our regional and national competitors in yoga and pilates, the Company’s two primary areas of instruction, as well as other services offered by said competitors and how the Company compares:

TARGET MARKET

The Studio Zone will target multiple groups in its aggressive sales and marketing program:

(1)	Young and Middle Aged Women: This group is the core segment of potential clients of The Studio Zone. Their demographic characteristics are the following:

•	Ages: 19-55.
•	Health/Lifestyle Issues: Women focused on healthy food and dieting. Over 70% of this group are members of gyms. Approximately, 40% of potential customers have taken yoga classes before.
•	Social Pattern: Will more likely attend as part of group.
•	Center's selling point: Close to work and/or home. The session lowers stress. Can be attended with friends and/or colleagues as group activity.

(2)	Individuals Seeking Healthier Lifestyle: Any and all individuals seeking a healthier alternative lifestyle is a secondary target group. Their demographic characteristics are the following:

•	Ages: 18 to 34.
•	Sex: Males and Females.
•
Health/Lifestyle Issues: Active individuals who focus on healthy food and dieting.  While it is foreseen that many individuals in this target group may be members of a gym, this secondary group targets all individuals.

•	Social Pattern: Will more likely attend alone and/or with family or friends.
•	Center's selling point: Close to work and/or home. The session lowers stress.

By and through targeting these specific groups, the Company firmly believes that it will further enhance its products and services, thereby increasing the effectiveness of its advertising campaign. The Company’s products and services are designed and marketed to be affordable by the masses.

COMPETITIVE ADVANTAGE

It is our belief that the following factors will allow us to achieve positive cash flow more rapidly:

♦
Full Service Wellness and Fitness Center. The Company offers a wide array of fitness center products and services. The Company’s plan is to have a visible presence in all large metropolitan areas, including New York City, Los Angeles, Chicago and Miami. We believe that our scale and concentration in major metropolitan areas achieves marketing and operating efficiencies, enhancing our value to both the local and national population.

♦
Distinctive Brand Name. We believe that The Studio Zone, Inc.’s brand will become synonymous with quality and value and that our private label will enhance the likelihood that potential members will prefer our clubs to those of our competitors. This awareness will also allow us to benefit from strategic marketing alliances with small to medium sized vendors since the Company will be able to offer inventory to franchise owners on a consignment basis (up to $20,000 in products).

♦
Licensing Agreements. We are in the process of entering into licensing arrangements with small to medium size fitness vendors to manufacture products that will retail at our Corporate and Prototype Studios.

♦
Maximized Member Retention. As a result of our state of the art facilities, the Company has the ability to achieve successful member retention rates. On average, health and fitness centers annually retain over 50-70% of their members. We strive to retain at least this percentage of members through various marketing and sales techniques, but most of all through the quality and affordable cost of our products and services.

♦	Increased Cash Flow. Our anticipated ability to maintain successful member retention rates, profitable member base and substantially fixed operating costs result in predictable and growing cash flows.
♦
Minimal Direct Investment in Fitness Centers. As a result of our franchising program, we will not have to incur the expenses associated with establishing only Corporate Studios. Avoiding this expense provides us with the ability to maintain a base of modern, well-equipped facilities.

♦
Flexible Membership Plans. We offer a variety of membership options and plans. All of our membership options include additional amenities and access to all of our fitness centers. Similarly, we offer a broad range of payment alternatives.

♦
Experienced Management Team. We believe that our management team is well-equipped to assist in meeting our goals. Our founder and CEO, Lynn Wahl, has over 20 years experience in all aspects of operating a fitness facility, from sales to instruction and operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS

PLAN OF OPERATION

Our continuing business focus is to maximize the revenue derived from each member and grow our member base. The amount generated per member through monthly dues and products and services revenues will provide the necessary funding for the remainder of our operations. Research suggests that the more serious member spends in excess of $1,500.00 annually on fitness related needs for alternative methods of exercise. We expect to continue to maximize the per member revenue as well as grow our membership base using the following strategies:

♦
Optimize Our Product and Service Offerings. We will use our clubs for the delivery of value-added products and services such as personal training, private-label products, group exercise classes, fitness related merchandise, fitness magazines and our Wellness Program. Integrating these ancillary products and services into core fitness center operations positions the Company to meet all of its members' wellness and fitness needs. We are committed to the continuing development and integration of new and innovative products and services. Our vendor agreements will afford us the opportunity to "test-market" new products and services without exposing our entire operation to the outcome of any one particular product.

♦
Realize the Benefits of Franchising. Primarily, the Company’s sales and marketing resources are devoted to promoting the franchising program. It is our expectation that each Corporate and Prototype Center will contribute higher levels of operating income as they enhance their ability to generate revenue.

♦
Maximize Our Sales & Marketing Program. We will focus on leveraging the position of the Company’s roll-out and its private label brand. Although we have not traditionally relied on television advertising as a vehicle for marketing products and/or services, the Company is presently in the process of developing a television marketing campaign to mass advertise products and services, but more importantly, the Company’s franchising program. In addition, the Internet represents a tremendous opportunity to promote the Company’s name and brand.

♦
More Efficient Operations. After an initial period of expected and anticipated development of our Corporate Studios and business model, we are considering centralizing all billing systems to realize economies of scale. In particular, we have launched several initiatives to improve operating efficiencies and reduce operating costs, including staff reductions. As part of this program, we will further develop the Company’s integrated and centralized computer management system accessible by each of the franchised facilities. Thus, all members will have access to other Centers while traveling away from home.

♦
Electronic Payment Option. We intend on integrating an electronic payment option for each of our membership programs, in effect providing our members with a convenient alternative to paying membership dues in cash or by check. However, this is not expected to occur until we are able to centralize the Company’s entire billing system.

GROWTH THROUGH FRANCHISING

To build upon our operations and to increase awareness of our private label and overall business, we plan on selling franchises in order to rapidly grow. Further, to reinforce operating results and maximize cash flows, we have chosen to limit the number of Corporate Studios, excluding our flagship Studio, and focus more on establishing marketing relationships and selling franchises.

Generally, a new fitness center requires approximately 7 to 10 years for its member base to mature. Thus, earnings contribution and cash flow potential are directly affected for this entire length of time. For this reason, the Company has decided to concentrate the majority of its resources into its franchising program, thereby attempting to increase earnings and cash flow in less than the aforementioned 7 to 10 year period of time.

The Company’s program for expansion, including franchising, is divided into three distinct areas:

♦
Primarily, the focus of our franchise marketing program is geared towards generating interest and selling franchises based on our prototype fitness center (“Prototype Studio”). The Prototype Studio is designed to, ideally, cost less to start-up and subsequently maintain than other similar facilities. Additionally, the Prototype Studio has been planned to maximize use of interior space by providing the proper number studios devoted to the services our members demand.

♦
Franchising opportunities also extend to already established fitness centers located in city centers. As part of the franchising agreement, such fitness centers are required to upgrade and expand to comply with the design of our Prototype Studio, including adding and upgrading exercise equipment, leasing additional space and refreshing interior and exterior finishes to improve club ambiance. We believe that through this type of expansion we will continue to increase our membership base and increase revenues, thereby capitalizing on our marketing and administrative infrastructure.

♦
Finally, as a result of our ability to implement and market our franchising program in a fragmented industry, we are positioned to identify opportunities to acquire existing fitness center operations located in city centers at reasonable prices, thereby increasing the number of Corporate Studios. Although such acquisitions fall squarely within our tactical goal of expanding our reach, increasing penetration in key markets, and leveraging our overall infrastructure, we have no near term plans for expanding our Corporate Studio base through acquisitions. However, the Company may alter its plans as it deems necessary.

Our flagship Corporate Studio is located in Langley, B.C., Canada. While the majority of our growth, is anticipated to occur in the United States and Canada, we will, nevertheless, also seek to develop and establish international relationships that we believe will be profitable. To this end, international franchises will further leverage our brand and private label identity into new and developing markets without the inherent risk and capital requirements of direct foreign investment.

The Company has projected its franchising sales to 711 franchises over the next five years generating an estimated $10,665,000 in up front sales and royalties of $134,080,350. The following is a breakdown by revenue stream:

♦
Finally, as a result of our ability to implement and market our franchising program in a fragmented industry, we are positioned to identify opportunities to acquire existing fitness center operations located in city centers at reasonable prices, thereby increasing the number of Corporate Studios. Although such acquisitions fall squarely within our tactical goal of expanding our reach, increasing penetration in key markets, and leveraging our overall infrastructure, we have no near term plans for expanding our Corporate Studio base through acquisitions. However, the Company may alter its plans as it deems necessary.

Our flagship Corporate Studio is located in Langley, B.C., Canada. While the majority of our growth, is anticipated to occur in the United States and Canada, we will, nevertheless, also seek to develop and establish international relationships that we believe will be profitable. To this end, international franchises will further leverage our brand and private label identity into new and developing markets without the inherent risk and capital requirements of direct foreign investment.

The Company has projected its franchising sales to 711 franchises over the next five years generating an estimated $10,665,000 in up front sales and royalties of $134,080,350. The following is a breakdown by revenue stream:

Revenue	2004	2005	2006	2007	2008
Corporate Stores	1	11	12	12	12
Members	2000	22,000	24,000	24,000	24,000
Membership Fees	$ 187,500.00	$ 8,250,000.00	$ 18,000,000.00	$ 18,000,000.00	$ 18,000,000.00
Retail	$ 56,250.00	$ 6,600,000.00	$ 5,400,000.00	$ 5,400,000.00	$ 5,400,000.00
Food & Beverage	$ 75,000.00	$ 5,808,000.00	$ 12,672,000.00	$ 12,672,000.00	$ 12,672,000.00

Sub Total	$ 318,750.00	$ 20,658,000.00	$ 36,072,000.00	$ 36,072,000.00	$ 36,072,000.00

Franchisees	1	85	140	225	260

Initial Fee	$ 15,000.00	$ 1,275,000.00	$ 2,100,000.00	$ 3,375,000.00	$ 3,900,000.00
Royalty	$ 12,750.00	$ 5,110,200.00	$ 18,637,200.00	$ 40,581,000.00	$ 69,739,200.00

Sub Total	$ 27,750.00	$ 6,385,200.00	$ 20,737,200.00	$ 43,956,000.00	$ 73,639,200.00

Total	$ 346,500.00	$ 27,043,200.00	$ 56,809,200.00	$ 80,028,000.00	$ 109,711,200.00
Assumptions:  1) Corporate Membership Sales average $750.00 per year.
2) 12 months to achieve maximum royalty payment per studio.
3) 37.5 of members average $50.00 per month in retail purchases.
4) 44% of Members average $100.00 per month in food & beverage consumption.
5) The fiscal year 2004 reflects a focus on strategic planning and 250 member base for 3 months.
6) Prototype Store generates $1,503,000 in Gross Revenue.

The Company will benefit in the following ways from its franchising program:

♦	Greater margins and increased cash flow.
♦	Royalties from the Prototype Studios.
♦	Less staffing as the Corporate Representative will be responsible for initial training and ongoing support.
♦	Better support system for franchisees.
♦	Increased name recognition as the advertising and promotion fund is larger.
♦	Development of regional/local supplier networks.

MARKETING AND SALES PLAN

FRANCHISING PROGRAM

In order to promote, market, and sell franchises, we have decided to deploy a Regional Corporate Representative to a geographic region as defined below.

Regional Corporate Representative—In order to reduce overhead costs further, our focus will be on having one Regional Corporate Representative per region for sales purposes. This Regional Corporate Representative would also serve to assist each of our franchisees in setting up their Prototype Studios.

(A) This strategy is based on the following assumptions:

♦	Each geographic region will hold a maximum of 4 franchises.
♦	The Initial Franchise Fee for a Prototype Studio is $15,000.
♦	The Regional Corporate Representative would receive a fixed salary, plus commission.
♦	Each franchisee pays a Royalty equal to 8% of their monthly gross sales.

(B)	Responsibilities

♦	The Regional Corporate Representative will essentially be responsible for finding, screening, training and supporting franchisees in the area.
♦	Franchisees must be approved by the Company.
♦	The responsibilities of the Regional Corporate Representative can be revised by the Company from time to time and without notice.

(C)	Relationships

♦	The Company enters into the Franchise Agreements directly with each Franchisee.
♦	The Regional Corporate Representative is not a party to the Franchise Agreement, unless a franchise owner.
♦	The unit franchisees pay their royalties directly to the Company.

(D)	Fees to be paid to the Company

♦	The Franchisee will pay to the Company an initial Franchise Purchase Fee of $15,000.
♦	Royalty Fees totaling approximately 8% of gross sales.

GENERAL MARKETING & SALES TECHNIQUES

Our general marketing and sales goals will be achieved through the following means:

♦
Media Advertising. Periodic advertising will be placed in local papers throughout the United States and Canada, particularly in large metropolitan areas to generate interest and increase awareness in the franchising program and studios.

♦
Health & Fitness Seminars & Tradeshows. All major seminars will be attended by Company representatives. We also purchase space at tradeshows to showcase our private label brand, as well as our other products and services.

♦	Toll Free Number. We have established a toll free number that will be used as a marketing tool for promotions, advertising and our product line.
♦	Direct Mail. We will continually distribute flyers through the mail to residents of all major cities and surrounding urban areas throughout the United States and Canada.
♦
Online Marketing. An aggressive email campaign will be directed to users of all major web servers. We will also market online by buying targeted key word searches on select search engines, and direct advertising on popular websites.

♦
Sales Calls. In the future, we will also seek to establish relationships to distribute our private label brand directly to major retail and department stores to generate further interest in our Corporate and Prototype Studios.

Our sales strategy is very aggressive and services our bottom line within a short period of time.

As product quality will be of utmost importance in our success, we will only carry products that meet the quality control tests. Having a superior line of products and services will allow us to aggressively, and confidently, sell our products, services and, most importantly, our franchises.

Liquidity and Capital Resources

At June 30, 2005, we had $5,301 in cash and total current assets of $441 and our current liabilities are $75,478. As of the date of this report, we may require additional capital investments or borrowed funds to meet cash flow projections and carry forward our business objectives with respect to current operations. If we require additional capital investments or borrowed funds to meet cash flow projections and carry forward our future business objectives, there can be no assurance that we will be able to raise capital from outside sources in sufficient amounts to fund our business.

At June 30, 2005, the Company had a net cash operating deficit of $75,803. However, the Company has a revolving line of credit with a balance at June 30, 3005 of $16,318 and the Company has been able to secure a loan from a related party in the amount of $59,089. As of June 30, 2005 no repayment plan had been set and all interest charges are currently being waived.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on our current financial condition or results of operations.

Critical Accounting Policies

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DESCRIPTION OF PROPERTY

Our administrative offices and research facilities are located in Langley, British Columbia Canada. We lease approximately 2500 square feet of industrial space for $2,500 per month, manufacturing space of approximately 1500 square feet for $1,750 per month and retail space of approximately 1700 square feet at $5400.00 per month. Collectively, all of the space we lease is utilized for retail sales, research and development, as offices and for production purposes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our common stock.  We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Should the Company’s shares become eligible to trade on the over the counter bulletin board, it is likely that our common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, known as the Penny Stock Rule. This rule imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The Penny Stock Rules requires a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find it difficult to sell their shares.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table sets forth, for the periods indicated, the total compensation for services provided to us in all capacities by our Chief Executive Officer. No other executive officer received aggregate compensation exceeding $100,000 during 2004.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
				Awards
				Securities	All Other
	Annual Compensation(1)			Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	($)

Lynn Wahl (1)	2005	$10,000	$0	0	$0
Chief Executive Officer	2004	$12,000	$0	0	$0

(1)	Ms. Lynn Wahl has served as President and Chief Executive Officer since July 2004 and Chief Financial Officer since July 2004.

Stock Options

We did not grant stock options to directors, officers, or employees in 2004 and no stock options were exercised in 2004. There were no shares of common stock underlying unexercised stock options at December 31, 2004.

Directors' Compensation

The Studio Zone's directors, who are not also employees, receive no monetary compensation. Each director is entitled to receive reimbursement of out-of-pocket expenses for attending Board of Director or committee meetings. Neither Director has received options to purchase of stock of The Studio Zone.

Compensation Committee Interlocks and Insider Participation
The Company has not formed a Compensation Committee, accordingly, the Board of Directors acts in the Compensation Committee’s capacity. The Board of Directors is responsible for reviewing and recommending salaries, bonuses and other compensation for the Company's executive officers.

Stock Options

We currently do not have a stock option plan.

FINANCIAL STATEMENTS

Index to Financial Statements:

1. Report of Independent Registered Public Accounting Firm;

2. Audited financial statements for the period ending December 31, 2004, including:

a. Balance Sheet;

b. Statement of Operations & Owners' Equity;

c. Statement of Cash Flows; and

      d. Notes to Financial Statements

Consent of Independent Registered Public Accounting Firm--Attached as Exhibit 23.1

Studio Zone Enterprises
Balance Sheets

ASSETS

		As of	As of
		June 30,	December 31,
		2005	2004

	Current Assets
	Prepaid Expense	$269	$-
	Other receivable	172	-

	Total Current Assets	441	-

		$441	$-

LIABILITIES & OWNERS' EQUITY

	Current Liabilities
	Accounts payable	$71	$50
	Sales tax payable	-	100
	Line of credit	16,318	16,677

	Total Current Liabilities	16,389	16,828

	Long-Term Liabilities
	Loan payable	59,089	29,155

	Total Long-Term Liabilities	59,089	29,155

	Total Liabilities	75,478	45,983

	Owners' Equity

	Owners' Equity	(75,803)	(45,983)
	Foreign currency translation adjustment	766	-

	Total Owners' Equity	(75,037)	(45,983)

	TOTAL LIABILITIES &
	OWNERS' EQUITY	$441	$-

Studio Zone Enterprises
Statement of Operations & Owners' Equity

Six Months
Ended
June 30,
2005

Revenues

Revenue	$5,301

Total Revenues	5,301

Operating Expenses
Administrative Expenses	30,487

Total Operating Expenses	30,487

Net Income (Loss)	$(25,185)

Beginning Owners' Equity	$(45,983)
Owners' draw	(4,635)

Ending Owners' Equity	$(75,803)

Studio Zone Enterprises
Statement of Cash Flows

Six Months
Ended
June 30,
2005

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$(25,185)
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:

Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	268
(Increase) decrease in other receivable	139
Increase (decrease) in accounts payable	22
Increase (decrease) in line of credit	(35)
Increase (decrease) in sales tax payable	(98)

Net cash provided by (used in) operating activities	(24,889)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by (used in) investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES

Loan payable	30,347
Capital withdraws	(3,753)

Net cash provided by (used in) financing activities	26,594

Effect of exchange rate changes on cash	(1,705)

Net increase (decrease) in cash	-

Cash at beginning of period	-

Cash at end of period	$-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during year for :

Interest	$-

Income Taxes	$-

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Studio Zone Enterprises (the Company) is a sole-proprietorship under the laws of Langley, British Columbia Canada. The Company operates a dance, fitness and yoga instruction studio.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31, year-end.

b. Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

NOTE 3. REVENUE RECOGNITION

Studio Zone Enterprises has various methods in which they receive revenue. The Company does not offer memberships, but rather customer’s pay based on a class-attended basis. The customer may pay for classes in one of three ways:

•	Drop-in fee for each class they attend
•	Prepayment of a 10-class or 20-class punch card (90 days expiration period)
•	Pay $60 per month for unlimited visits.

The Company recognizes revenue when payment is received.

NOTE 4. LINE OF CREDIT

The Company has a revolving line of credit. As of June 30, 2005 the balance was $16,318.

NOTE 5. RELATED PARTY TRANSACTION

The loan payable is due to a relate party of the Company. No repayment plan has been set and all interest charges are currently being waived. As of June 30, 2005 the loan due was $59,089.

NOTE 6. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has generated net losses of $25,185 for the six months ended June 30, 2005. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. Ownership plans to merger with a US Corporation to attain financing and be in position to expand on the Companies business plan. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. COMMITMENTS AND CONTINGENCIES

The Company is currently leasing real property in Langley, BC. The operating lease is for a period of three years. At June 30, 2005, the remaining minimum annual rental commitments under this non-cancelable lease were as follows:

Year Ending

2005	8,971
2006	5,981

NOTE 8. FOREIGN CURRENCY TRANSLATION

Accounting for Studio Zone Enterprises is conducted in Canadian currency. As per our audit we convert figures on a period basis in accordance with FASB # 52. The functional currency is in Canadian. The Company’s balance sheets as of June 30, 2005 and December 31, 2004 were translated at their period ended rate of $1.22870 and $1.20480, respectively. Statements of operations and cash flows were reported on the weighted average for the six months ended June 30, 2005 as required by FASB # 52. The weighted average for the six months ended June 30, 2005 where $1.23496.

NOTE 9. SUBSEQUENT EVENT

On August 9, 2005, subsequent to the balance sheet, the Company was incorporated in the Province of British Columbia, Canada under the name of The Studio Zone Fitness Center, Inc. As of August 9, 2005 all business transactions will be completed under the newly formed corporation.

 PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, a director or officer of the Company shall not be personally liable to the Company or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. The Company believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25	OTHER EXPENSES

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$500.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$45,000.00
Miscellaneous	$1,000.00
Total	$56,500.00

(1) We have estimated these amounts

Item 26	RECENT SALES OF UNREGISTERED SECURITIES

Recent Sales of Unregistered Securities

We completed an offering of 1,600,000 shares of our common stock at a price of $0.05 per share to a total of forty purchasers on September 30, 2005.  The total amount received from this offering was $80,000. These shares were issued pursuant to the exemption afforded under Section 4(2) and Regulation D and Rule 506 of the Securities Act.  The purchasers in this offering were as follows:

Name of Subscriber	Number of Shares

Leighton Dean	40,000
Melissa Dean	40,000
Robert Dean	40,000
Trisha Dean	40,000
Patricia Dean	40,000
Michael Anderson	40,000
Mykel Neilsen	40,000
Elaine Grayston	40,000
Dave Backie	40,000
Jennifer Backie	40,000
Mark Eshleman	40,000
Nicole Eshleman	40,000
Dave Hawkes	40,000
Marline Hawkes	40,000
Dusko Cvijic	40,000
Pavel Doukhine	40,000
Ken Hinton	40,000
Michael Hinton	40,000
Louise Hinton	40,000
James Hinton	40,000
Shane Stewart	40,000
Suzie Lafferty	40,000
Josh Lafferty	40,000
Bill Platis	40,000
Ben Kirk	40,000
John Kirk	40,000
Vanessa Kirk	40,000
Robert Larocque	40,000
Jason English	40,000
David Pride	40,000
Laura Jane Nelson	40,000
Brad Nelson	40,000
Sam Alderson	40,000
Joslyn Alderson	40,000
Dan Baxter	40,000
Mitz Lehner	40,000
Pete Glover	40,000
Curt Lehner	40,000
Lisa Lehner	40,000

Item 27	EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation (as filed on October 20, 2005 with the State of Nevada)

3.2	By-Laws
5.1	Opinion of Law Office of Wade D. Huettel, Esq.

10.1	Acquisition Agreement dated September 1, 2005, between The Studio Zone, Inc. and The Studio Zone Fitness Center, Inc.
10.2	Confidential Offering Memorandum dated September 1, 2005
10.3 23.1	Subscription Documents attached as exhibits to the Confidential Offering Memorandum dated September 1, 2005 Consent of Armando C. Ibarra, CPA, APC

Item 28	UNDERTAKINGS

The undersigned Company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors,

officers and controlling persons of The Studio Zone pursuant to the foregoing provisions, or otherwise, The Studio Zone has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of The Studio Zone in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned.

The Studio Zone, Inc.

/s/ Lynn Wahl
__________________________
By: Lynn Wahl,
Chief Executive Officer

Dated: October 20, 2005